EXHIBIT 99.1

13.12.2007

Manas Petroleum Corp. (MNAP.OB) (Manas) announces: Final Approval Received: Production Sharing Contracts (PSC) Ratified by the Albanian Council of Ministers Baar, Switzerland (ots) –

"The Albanian Council of Ministers has approved Decision No. 796 regarding the approval of production sharing for exploration, development and production of hydrocarbons on onshore Albania, in Blocks A-B and D-E, between the Ministry of Economy, Trade and Energy, represented by the National Agency of Natural Resources (AKBN) and DWM Petroleum AG. DWM Petroleum AG is 100% subsidiary of Manas.

This final approval empowers DWM to explore and produce oil and gas on Blocks A-B and D-E. The existing 2D seismic data over the concession area totals approximately 4,000 kilometres and was shot by AlbPetrol, Shell, INA, Premier Oil and Coparex. Manas plans to reprocess approximately 700 kilometres of the existing data as well as acquire new seismic data.

The primary exploration targets are sub-thrust fractured carbonate reservoirs similar to those discovered in the 1990’s in the Apennines of Italy. During the same time Shell & Coparex discovered a deep under-thrust structure within the blocks that by their calculations has a potential to contain 820 million barrels (MMBO) recoverable of oil. Work to further refine these prospects and additional prospects using data combined for the first time from Shell, Coparex and the State oil company AlbPetrol is underway.

The opportunity to proceed with what the company considers exceptional data Shell, Albpetrol and Coparex data sets and superbly developed drill ready prospects has occurred because Shell and Coparex abandoned their respective projects during near civil war in Albania and the conflict in neighbouring Kosovo. The area has since become a relatively stable democracy which is attracting over USD1 billion in investments annually.

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates", "believes", "estimates", "expects", "plans", "intends", "potential" and similar expressions. These statements reflect the Company's current beliefs and are based upon information currently available to it. Accordingly, such forward looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements.

The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information catered in this Press Release including such forward looking statements.

Contact:

Manas Petroleum Corp.

Bahnhofstr. 9, P.O. Box 155

CH-6341 Baar

Switzerland

Phone: +41-44-718-10-30

Fax:   +41-44-718-10-39

Email: info@manaspete.com

Web: http://www.manaspete.com